Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HyperFeed Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-89799, No. 333-94273, No. 333-76291, and No. 333-49833) and Form S-8 (No. 333-87801, No. 333-51901, No. 333-49574, and No. 333-103963) of HyperFeed Technologies, Inc. of our reports dated March 4, 2004, relating to the consolidated balance sheet of HyperFeed Technologies, Inc. and subsidiary as of December 31, 2003 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2003 and 2002, and the related consolidated financial statement schedule, which reports appear in the December 31, 2004 annual report on Form 10-K of HyperFeed Technologies, Inc.

/s/ KPMG LLP

Chicago, Illinois
March 29, 2005